U.S Securities and Exchange Commission
Washington, D.C. 20549

From S-3 (AMENDMENT)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1993

Minerals Mining Corporation (Name of business in its charter)

I.R.S. Employer	State or	Primary Standard
Identification No.	jurisdiction of	Industrial
	Incorporation or	Classification
	Organization	Code Number
6682741	Colorado	1000

12801 Worldgate Drive, Suite 500, Herndon, VA 20170 USA Tel: 703-871-3942 Fax: 703-871-3901
(Address and Telephone Number of Principal Office)

INITIAL PUBLIC
OFFERING
(As filed with the Securities Exchange
Commission on August 16, 2006
Registration No. 0-20217)

MINERALS MINING CORPORATION
SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Denver, State of Colorado on February, 2006.

(Registrant) (S)	KARI CRUZ
By (Signature and Title)	KARI CRUZ President, Director.

In accordance with the Requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

(Signature) (S)	FERNANDO JUAN
FERNANDO JUAN Chief Executive Officer and Director

Instructions for Signatures
(1)  Who must sign; the small business issuer, its principal executive officer, its controller or principal accounting officer and at least the majority of the board of directors or persons performing similar functions. If the issuer is a limited partnership then general partner and a majority of its board of directors of a corporation.

(2)  Beneath each signature type or print the name of each signatory. Any person who occupies more than one of the specified positions shall indicate each capacity in which he or she signs the registration statement. See Rule 402 of Regulation C concerning manual signatures and I tem 601 of Regulations S-B concerning signatures by powers of attorney.

REGISTRATION FEE, CALCULATION OF

Title of Each	Amount	Par	Proposed	Amount	Fee
Class of	To Be	Value	Price Per
Securities	Registered		Share
To Be Registered
(2) (3)	(1)		(1)	(1)	(4)

Equity Stock Class "A"	10,000,000	$0.003	$6.00	$60,000,000
Equity Stock Class "B"	5,000,000	no par	$6.00	$30,000,000
Total				$90,000,000

(1) Estimated solely for the purpose of calculating the registration fee.

(2) Represent Equity Units of Stock Purchase Class "A"and Class "B"The (Class "B") to be distributed pro-rata to the buyers of Class "A"equity units or shareholder of the Company on the effective date of June 29, 2006, at the rate of one Class "B"for each four share of Equity Units Class "A"Stock purchased.

(3) Represents Class "A" shares of Equity Units of Stock, par Value of $0.003 per share, issuable upon exercise of the option. Also registered hereunder are an indeterminate number of shares of Equity Units of Stock that May become issuable pursuant to antidilution adjustments.

(4) Paid with original filing.

(5) There are no firm commitments for the purchase of the Class "B" Equity Units of stock

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities act of 1933 or until the Registration Statement Shall become effective on such date as the commission, acting pursuant to said Section 8(a), may be determined.

SUBJECT TO COMPLETION, June 29,2007

PROSPECTUS

MINERALS MINING CORPORATION

10,000,000 Equity Units Class "A"
5,000,000 Equity Units Class "B"

Shares of Minerals Mining Corporation, a Colorado organization (the "Company"), issuable upon sale of 10,000,000 shares of its class "A" stock, par value $0.003 per shares, and 5,000,000 shares of Class "B" stock, issuable upon exercise of options to purchase Class "B" being distributed to the purchasers of the Class "A" stock at the rate of one Class "B" for each four shares owned of Class "A" on the date of this Prospectus, Each Class "A" share sold to the public, and each Class "A" shares held by current shareholders, entitles the holder to receive one share of Class "B" at a price of 6.00 per share, commencing on the date of this Prospectus, until 29, June 2007.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION. THE COMPANY HAS ENGAGED IN NO OPERATIONS TO DATE. AN INVESTMENT IN THE SECURITIES OF THE COMPANY IS HIGH SPECULATIVE AND SHOULD BE MADE ONLY BY THOSE PERSONS WHO CAN AFFORD A LOSS OF THEIR ENTIRE INVESTMENT. See "Risk Factors" and "Dilution".

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Price to Public	Proceeds	Underwriting
(1)	to Company (2)	And Commissions
$6.00 per share	Total $84,000,000	$6,000,000

Only $21,000,000 will be generated from purchase of the Class "B"only.

(1) The Shares are being offered on a straight best efforts, no premium basis by the Company upon exercise of the Class "B".  No person has agreed to exercise any Class "B" to purchase or to take down any of the Shares. There can be no assurance that any or all of the Class "B"will be exercised. The Company has the right to reduce the exercise price of the Class "B"at any time. The Company may extend the Class "B"exercise period until one year from the date of this Prospectus, and may vary the terms off the Class "B"in any extension period.

(2) Before deducting approximately $9,000,000 legal, accounting and other expenses of the offering.

The date of this Prospectus is June 29,2007.

ADDITIONAL INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934,as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). The Company has also filed a Registration Statement on Form SB2 with the Commission with the respect to the offering made by this Prospectus. This Prospectus does not include all of the information included in the Registration Statement.

Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in its entirety by such reference.

The Company will provide, without charge upon oral or written request of any person, a copy of any information incorporated by reference herein, Such request should be directed to the Company at 12801 Worldgate Drive, Suite 500, Herndon, Va. 20170 U.S.A. Telephone: 703-8713942.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the detailed information and financial statements, included notes thereto appearing elsewhere in this prospectus. The information in this Prospectus gives effect to the Company sale of securities but does not give effect to the exercise of any Class "B."  Each prospective investor is urged to read this Prospectus in its entirety.

THE COMPANY

(1) The Company is engaged in the mining development industry, Since October 1974, the Company has owned and operated thirty-nine mines (39) and one mill site at Quincy, Plumas County, California and is engaged in the exploration of said mines for the production of Precious metals like gold, silver and Platinum Group. In addition, the Company will be engaged in the solar energy industry at Asian regions.

The executive offices of the Company are located at 12801 Worldgate Drive, Suite 500, Herndon, VA 20170 USA Tel: 703-8713942 Fax: 703-8713901

THE OFFERING
Securities Offered:
10,000,000 shares of Class "A" are offered upon exercise of 5,000,000 Equity Units shares of stock (Class "B"). The-Class "B"will be distributed pro-rata to all shareholders of record as of the date of this Prospectus, on the basis of one Unit for each four shares held as of such date, See "Description of securities" and "Plan of Distribution."

Equity Units Outstanding Before offering •••• 90,250,877 Class "A" Equity Units.
Equity Units Outstanding Before offering •••• 5,266,960 Class "B"Equity Units.
Equity Units Outstanding After offering •••• 100,250,877 Class "A" Equity Units.
Equity Units Outstanding After offering •••• 10,266,960 Class "B"Equity Units.

USE OF PROCEEDS

The net proceeds of this offering, estimated to be S84,000,000 if all the Class "B"are exercised, will be used to retire working capital indebtedness, pay marketing costs, and for working capital purposes, See "Use of Proceeds".

RISK FACTORS

Investment in the securities offered hereby involves a high degree of risk and immediate substantial dilution. See "Use of Proceeds".

Electronic Bulletin Board Symbol                                                                           MMC (applied for)

The securities offered hereby are speculative, and prospective investors should be aware that purchase of these securities involves a high degree of risk.

Accordingly, the securities should be purchased only by persons who can afford to lose their entire investment. The following special risks, should be considered:

1. Limited History of Business Operations. The Company has limited operating history, having commenced operations in 10-22-74. There can be no assurance that the Company will continue to profitable in the future. Because of its limited operating history, the Company's use of proceeds from this offering could vary from the estimates given under the caption "Use of Proceeds." See "Use of Proceeds."

2. Sufficiency of Funds. The Business of gold mining, solar energy industry can require significant amounts of capital. Management believes that the proceeds of this offering will be sufficient to satisfy its anticipated cash requirements for at least the 12 months following the completion of this offering however, there can be no assurance that any or all of the warrants will be exercised and in such event the Company may need further financing for purchase of equipment and for working capital purposes and to continue growth of its operations, of which there can be no assurance, and there is no assurance that the company will be able to obtain additional financing on satisfactory terms. No arrangements have been made at this time to raise capital other than through this offering and the Company has not engaged in discussions with any institutional or private lenders for such financing. See "Use of Proceeds" and "Business." Any such financing may involve the issuance of additional shares of common Stock without the prior notification or approval of shareholders. Including the purchasers in this offering.

3. Competition. Competition is intense in the gold mining, solar energy industry. The company competes not only with similar enterprises in the area, but also with similar companies all over the world. Many of the Company's competitors have substantially greater financial and managerial resources than the Company. See "Business-Competition."

4. Dependence on Key personnel The Company is dependent upon members of management with respect to administration, production and marketing. The loss of the services of any of these individuals would materially and adversely affect the proposed activities of the Company. The Company has no employment contract with any member of management and has not obtained and does not intend to obtain key man life insurance on the life of any member of management. See "Management".

5. Control by Insiders. At the completion of this offering, directors and officers of the Company and other principal stockholders and their families will own 68.5% of the shares of the Company's outstanding Equity Units, or approximately 54,050,000 of the outstanding voting stock, which will likely give them a controlling interest in the Company's Equity Units and the ability to elect the entire Board of Directors. See "Principal Stockholders."

6. Investment by Current Stockholders. The Company's current stockholders purchased their 90,250,877 shares of Common Stock for aggregate consideration of cash and services or $.25 to $5.00 Unit. These stockholders do not intend to contribute additional amounts of cash or other property to the Company in the future.

7. Limited public Market. The market for the Company's Equity Units has been limited and sporadic, and there can be no assurance that a trading market will develop following this offering, or if such a trading market develops, that is will be sustained. No person has agreed to make a market in the Equity Units and market making activities could be discontinued at any time.

8. Dilution. Purchasers of the Shares offered by this Prospectus will experience immediate and substantial dilution in that the net tangible value of the Equity Units outstanding after the offering will be substantially less than the per share public offering price of the Shares offered hereby. See "Dilutions".

9. Shares Eligible for Future Sale. Upon sale of the 10,000,000 Equity Units Shares offered hereby, the Company will have outstanding 100,250.877 Class "A"shares of Equity Units including 72,677,029 shares of Class "A" Equity Units which are "Restricted Securities," as defined under Rule 144 promulgated under the Securities Act of 1933. Such shares will be subject to resale restrictions and will be ineligible for sale in the public market until September 30,2007 after which sales may be made pursuant to Rule 144 under the Securities Act. Sales of substantial amounts of the Equity Units of the Company in the public market could adversely affect prevailing market prices. See "Description of Securities-Shares Eligible for Future Sale."

10. Foreign Operations. The Company does conduct foreign operations.

11. Current Registration Statement and Blue Sky Qualification Required of Equity Units. In order for a holder of a Unit to exercise it, there must be a current registration statement on file with the Securities and Exchange Commission and various state securities regulatory authorities to continue registration of the Shares underlying the Equity Unit The Company has undertaken to keep (and intends to keep ) the registration statement filed in connection with this offering effective with respect to the Units with the securities and Exchange Commission and state securities authorities for so long as the Units remain execrable. However, maintenance of an effective registration statement will subject the Company to substantial continuing expenses for legal and accounting fees and there can be no assurance that the Company will be able to maintain a current registration statement until June 30, 2007 when the Class "B" expire. Moreover, Blue Sky Qualification of the Class "B" and the underlying Shall be undertaken only is those states in which the Company's shareholders reside as of the date of this prospectus.

If the Class "B" are acquired in over the counter purchases or otherwise by residents of jurisdictions where the Shares underlying the Units were not registered or otherwise qualified for sale, such persons would not be able to exercise their Class "B" unless the Shares issuable thereunder were registered in the applicable jurisdiction or an exemption from such registration were available, of which there can be no assurance. The Company will use its best efforts to register the Shares underlying the Class "B" in all states where Class "B" holders reside, unless the cost of such registration, in relation to the number of Class "B" potentially execrable, is clearly disproportionate. In addition, due to the Company's limited history or operations. It is possible that one or more states where Class "B" holders reside will not permit registration of the underlying Shares until a favorable history of operations can be demonstrated or other criteria complied with, the value of The Class "B" may be affected adversely by the Company's inability to maintain an effective registration statement with respect to the underlying Shares or by the nonqualification of the underlying Shares in the state of such holder's, or a partial purchaser's residence. Holders of Class "B" may contact the Company in order to ascertain the states in which the Shares underlying the Class "B" will be qualified for sale.

12. Arbitrary Offering Price. The exercise price and other terms if the Class "B" have been determined arbitrarily by the Company and do not bear any relationship to the assets, results of operations, or book value of the Company, or any other established criteria if value. Purchasers of the Shares underlying The Class "B" will be exposed to a substantial risk of a decline in the market price of the Equity Units after this offering, if a market develops. See "Plan of Distribution" the Company is applying for listing.

13. Risks of low priced stocks, the Common Stock is eligible for quotation on the Automated Quotation System of the National Association of Securities Dealers, Inc. (NASDAQ)

In the absence of a security being quoted on NASDAQ, or the Company having $2,000,000 in net tangible assets, trading in the Common Stock is covered by Rule 15c2-6 promulgated under the Securities Exchange Act of 1934 for non NASDAQ and non-exchange listed securities. Under such rule, broker/dealers who recommended such securities to persons other than established customers and accredited investors generally institutions with assets in excess of $5,000,000 or individuals with an Ct worth in excess of $1,000,000 or an annul income exceeding $200,000 or 300,000 jointly with their spouse) must make a special, written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are also exempt this rule if the market price is at least $6.00 per share, or for Class "B" if the unit have an exercise price of at least $6.00 per share.

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosures related to the market for penny stocks and for trades in any stock defined as penny stock. The Commission has adopted regulations under such Act which would define a penny stock to be any NASDAQ or non-NASDAQ equity security that has a market price or exercise price of less than $5.00 per share and allow for the enforcement against violators of the proposed rules. In addition, unless except, the rules require the delivery, prior to any trans-action involving a penny stock, of a disclosure schedule prepared by the Commission explaining important concepts involving the penny stick market, the nature of such market, terms used in such market, the broker/dealer's duties to the customer, a toll free telephone number for inquiries about the broker /dealer's disciplinary history, and the customary rights and remedies in case of fraud or abuse in the sale. Disclosure must also be made about commissions payable to both the broker/dealer and the registered representative, current quotations for the securities, and if the broker/dealer is the sole market-maker, the broker/dealer must disclose this fact and its control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and in-formation on the limited market in penny stocks.

While many NASDAQ stocks are covered by the definition of penny stock, transactions in NASDAQ stock are exempt from all but the sole market maker provision for (1) issuers who have $2,000,000 in tangible assets ($5,000,000 if the issuer has not been in continuous operation for three years), (ii) transactions in which the customer is an institutional accredited investor and (iii) transactions that are not recommended by the broker/dealer. In addition, transactions in a NASDAQ security directly with the NASDAQ market maker for such securities, are subject only to the sole market disclosure, and the disclosure with regard to commissions to be paid to the broker/dealer and the registered representatives.

Finally, all NASDAQ securities are exempt if NASDAQ raises its requirements for continued listing so that any issuer with less than $2,000,000 in net tangible assets or stockholder's equity would be subject to delisting. These criteria are more stringent than the recent increase in NASDAQ's maintenance requirements.

For as long as Company's securities are subject to the rules in penny stocks, the market liquidity for the Company's securities will be severely affected by limiting the ability of broker/dealers to sell the Company's securities and the ability of purchasers in this offering to sell their securities in the secondary market.

14. CASH DIVIDENDS. The holders of Equity Units are entitled to receive dividends when, as and if declared by the Board of Directors out of profit legally available therefore. To date, the Company has not paid any cash dividends. The Board dose intend to declare cash dividends in the foreseeable future, but instead intends to use profits for the Company's business operations. Since the Company may be required to obtain additional financing, it is likely that there are no restrictions on the Company's ability to declare any dividends. See "Market Price of Common Stock" and "Description of Securities."

DILUTION

The difference between the public offering price pre share of Equity Units and the pro form net tangible book value per share of Equity Units after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities )by the number of outstanding shares of Common Stock.

On December 31,2005 the Company's Equity Units had a net tangible book value of $2,394,036,000 or $26,527 a share. After giving effect to the receipt of the net proceeds from the sale of all Shares offered hereby, at a public offering price of $6.00 per Share, the pro forma net tangible book $26,527 of the Company at December 31, 2006 would have been $2,394,036,000 or $26,527 per share, representing an immediate increase in net tangible book value of $2,487 per share to the present stockholders, and immediate dilution of $2,647 per share to public investors. The following table illustrates dilution to public investors on a per share basis, assuming all Class "B"are exercised. To the extent less than all Equity are exercised, net proceeds to the Company will be less and dilution to investors in this offering will be proportionately greater. The actual shares after dilution will be$23,880 per share. The shares will be free trading shares and not subject to Rule 144.

The procedure after the Dilution factor will be that the net asset value of the shares will be reduced from $2,647 per share Equity Unit.

Public offering price per share -------------------------$6.00

Net tangible book value per share before offering -------------------- 426,527

Increase per share attributable to public investors ---------------------- $2,647

Pro forma net tangible book value per share after offering ------------------- $23,880

Dilution per share to public investors ----------------------- $2,647

The following table sets forth with respect to the present stockholders and public investors, a comparison of the number of shares owned by the present stockholders, the number of shares of Common Stock to be purchased from the Company by the purchasers of the 15,000,000 Shares offered hereby and the respective aggregate consideration paid to the Company and the average price per share.

The present stockholders will not be considered underwriters under this offering in accordance with Act of 1933.

Shares	Shares	Aggregate	Aggregate	Average
Owned	Offered	Consideration	Consideration	Price Per Share
By Current	To Public	Paid by	To Be Paid	(Both to Public
Shareholders	Shareholders	By Public	and to Current
Shareholders)

90,250,877	15,000,000	$2,394,036,000	$90,000,000	$6.00

Total Aggregate Consideration By Shareholders and Public: $2,484,036,000=100%

MARKET PRICE OF COMMON STOCK

The Common Stock has traded on the "pink sheets" maintained by the National Quotation Bureau and on the NASD's Electronic Bulletin Board since April 25.1976 The following table gives the high and low bid prices since December 31, 2006 reported by the market makers of the Equity Units. These prices are without retail mark up of markdowns and commissions, and may not reflect actual transactions. The Company does not believe that trading of its Equity Units currently is reflective of an established trading market. The stock is no longer traded on the "pink sheet".

2006	LOW HIGH	2005	LOW HIGH
1st	Quarter No Trading	1st 2nd 3rd 4th 2004	Quarter No Trading Quarter No Trading Quarter No Trading Quarter No Trading LOW HIGH
		1st 2nd 3rd 4th 2003	Quarter No Trading Quarter No Trading Quarter No Trading Quarter No Trading LOW HIGH	No Trading No Trading No Trading No Trading
		1st 2nd 3rd 4th 2002	Quarter No Trading Quarter No Trading Quarter No Trading Quarter No Trading LOW HIGH	No Trading No Trading No Trading No Trading
		1st 2nd 3rd 4th 2001	Quarter No Trading Quarter No Trading Quarter No Trading Quarter No Trading LOW HIGH	No Trading No Trading No Trading No Trading
		1st 2nd 3rd 4th 2000	Quarter No Trading Quarter No Trading Quarter No Trading Quarter No Trading LOW HIGH	No Trading No Trading No Trading No Trading

The Company trading is pending approval. As of December 31, 2006 there were approximately 576 holders of Company Equity Units. No trading or volume is available because the shares the Equity Units are waiting for approval from the appropriate Stock Exchange before starting to trade.

USE OF PROCEEDS

If all Class "A"and "B"are exercised, of which there can be no assurance, the net proceeds to the Company will be approximately $90,000,000 after deducting offering expenses of $6,000,000 cost. The Company intends to utilize the net proceeds during the 12 months period following the offering as follows: If less than all of the Class B are exercised, the proceeds of this offering will be spent first to purchase equipment, and for consolidation of assembly operations and then pro-rata for the other purposes set forth herein.

The Company will finance all the Accounts Payable from the proceeds, No proceeds of offering will be used for speculative investment and only will be used to pay operations as needed.

Accrued Salaries includes amounts due to indirect and managerial personnel.

Additional Sales Personnel includes the cost of advertisement, travel and training of personnel for the states of California, Oregon, Washington, Nevada, Utah, Colorado, Arizona, New Mexico, and Texas.

Accrued indebtedness includes amounts due to lawyers and accountants. The Company does not intend to use the proceeds of this offering to pay down its note.

Pending use of all the proceeds, the Company will make temporary investments of the proceeds, including but not limited to interest bearing savings accounts, certificates of deposit, money market and other liquid assets.

The foregoing list of expenditures is an estimate and will vary due to changing circumstances, such as variations in additional contracts which may be acquired. Any change in the application of proceeds will occur solely in the discretion of the Company' Board of Directors.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Summary of significant Nature of the Business

Grand American Bank Trust , Bank Trust registered February 5, 1987. The Trust is engaged in the discovery and development of precious metals mining properties located in Quincy, Plumas County, California which consists of 750 acres of land where 39 unpatented mining claims are located. All assessment work has been done at the mines and all the reports had been filed with the Bureau of Land Management, Sacramento, California and the County of Plumas in accordance with the mining rules and regulations. The Trust has a permit to operate on small scale, the mines from the United Sates Forestry Department, Quincy, California. The Trust is intent on going in a big mining venture to recover the gold and silver in the proven reserves as soon as the price of gold increase in value.

The results will be increased gross revenues and liquidity. Small scale operation is limited to 200 tons per day only.

The Company has no other proposed sources of credit or cash other than from its operations and as proposed by this offering. In the event less than all of the all class are exercised, the Company will no required to seek additional debt or equity financing. There can be no assurance that such financing can be obtained. This will help the Company's internal and external source of liquidity.

Income taxes provided on income for the period in which items of income and expense are earned or incurred regardless of when they are recorded for income tax purposes. In December 2005 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards Number 109, "Accounting for Income Taxes" (FASB). Adoption of FASB 109 is required for fiscal years beginning after December 15, 2005. The Company has adopted FASB 109 for its fiscal year ended October 31, 2006. The adoption of FASB 109 is not expected to have an adverse impact on the Company's financial position.

No know trends, event, or uncertainties will have any material on the net sales of the Company.

No significant element of income or loss what will arise from the small business issuer's continuing operations.

No material changes from period to period.

No seasonal aspects that will affect the financial conditions or results of operations.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The Financial Statement and supplementary data of Minerals Mining Corporation are located in the following pages. Exhibits are incorporated herein by reference.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE

There are no disagreements with accountants on accounting and financial disclosure.

MANAGEMENT

The members of the Board of Directors of the Company serve until the next annual meeting of stockholders. Or until their successors have been elected. The officers serve at the pleasure of the Board of Directors. Information as to the directors and executive officers of the Company is as follows:

NAME	AGE	TITLE
FERNANDO JUAN	70	Chief Executive Officer Director and Trustee

Identified herein are all directors and executive officers of the Company. The information set forth as to each Director and Executive officer has been furnished by such person.

Kari Cruz, 74, a Director, Chairman of the Board, and President of the company. Has been since December 31, 2001 when Dr. Fred Cruz dead. At present, is retired from her post. She has been working with Dr. Juan for many years together.

RICK ERIKSEN, 40, Experience: April, 1996 to February, 1998, National Sales Manager, Partners Across America, Altamonte Springs, Florida; April, 1995 to March, 1996-was a Licensed Real Estate Agent, Marriott Vacation Club International (MVCI) Newport Beach, California and Pacific Monarch Resorts, Laguna Hills California; November, 1990 to April, 1995 Commercial Investment Real Estate Agent Marcus & Millichap, Inc., of Newport Beach, California; July 1994 to April 1995-Century 21, Irvine/Santa Ana, California; February, 1985 to October, 1990 Commodity Futures Broker for Clayton-Balfour Brokerage, Irvine, California; Credentials; California Real Estate License #01102626 issued February 11,1991 and Expires on March 14, 1999.

DONALD STUDER, Attorney at Law, in practice since January 9, 1969. Experience in contract law, corporate law, labor law and business administration. President and Director of Grand American International Corporation since 1984 to present. Attorney and Sub Trustee of Grand American Bank Trust since 1984 to present. Negotiated the acquisition of a full service bank in the United Arab Emirates. Engaged in the general practice of law, with emphasis on business, real-estate and labor law. Conducted a real estate brokerage for 3 years. Negotiated over 300 collective bargaining agreements. Represented clients in more than 100, each NLRB proceedings, Superior Court and Federal Court actions. Worked with Brundage, Williams & Zeilman Law Firm as a Staff Attorney, specializing in labor law. Opened own law office while still employed with Ryan Aeronautical Company. Handled over 300 cases including criminal, divorce, personal injury, probate, bankruptcy and contract matters. Phi-Kappa Phi, Sigma Pi Sigma, Sigma Tau Sigma, Phi Beta Phi, State Bar of California, San Diego County Bar Association, California real-estate broker, listed in who's who in American Law (1st edition). Received a BS degree in Physics with honors, from the University of Florida in April 1963, and a JD degree Magna Cum Laude, from the University of San Diego in 1968.

MADRIGALE, ROBERT B., Baccarat/Mini Baccarat Floor Supervisor Mirage Hotel/Resort & Casino, Las Vegas, Nevada from January 1990 to Present, Baccarat Floor Supervisor Trump Plaza Hotel and Casino Atlantic city, New Jersey from January 1987 to January 1990, Dealer Trump Plaza Hotel and Casino, Atlantic City from 1983 to 1987, Dealer, Tropicana Hotel and Casino, Atlantic City, New Jersey from March 1982 to November 1983, Licensed by the Nevada Gaming Board, Special skills good leadership skills, Excellent rapport with customers and fellow workers. Completed all Management classes offered at the Mirage Hotel and Casino, Las Vegas, Nevada.

STEIN, GARY, A well organized individual who possesses excellent people skills, that have established is leadership and respect among my peers and clients. Professional Gambling Industry Experience, November 1989 to present Mirage Resorts Hotel and Casino as Floor Casino Supervisor Baccarat, Blackjack, Roulette and Pai-Gow Poker. 1990 to present Community College of Southern Nevada, Adjunct Professor; Casino Management, July 1987 to November 1989 MGM Bally's , Casino Floor Supervisor, October 1985 to July 1987 Dealer, February 1984 to October 1985 Barbary Cost Hotel and Casino, dealer, Education Community College of Southern Nevada A.A.S in Casino Management, graduated with Honors, University of Central Florida Majored in Finance, Long island University Majored Marketing and Sullivan County Community College, A.A.S. in Business Administration. Licensed by the Nevada Gaming Board.

KLACSMANN, KARL L., Education: Clark County Community College Las Vegas, Nevada A.A.S degree in Hotel Management 1975, University of Nevada Las Vegas, B.A. degree Hotel Administration with majored on Casino Operations, Casino Management, Hotel and Casino Marketing, Mathematics of Casino Gamings, Surveilance and Protection of Table Games. Work Experience: 1989 to present Mirage Hotel and Casino Las Vegas, Nevada, Casino Gaming Department, 1982 to 1989 Sands Hotel Las Vegas, Nevada, Casino Executive, 1981 to 1982 Claridge Hotel, Atlantic City, New Jersey, Casino Executive, 1980 to 1981 Sand Hotel, Atlantic City, New Jersey, Casino Executive, 1973 to 1979 Dunes Hotel and Casino Las Vegas, Nevada Supervisory Manager of the Casino, 1972 to 1973 Stardust Hotel and Casino Las Vegas, Nevada Dealer, 1970 to 1972 Hacienda Hotel and Casino Las Vegas, Nevada Dealer, 1970 Completion of the Nevada Gaming School, 1969 to 1970 Four Seasons Restaurant, New York City. Assistant to Director of the hotel.

JOHN MAVROS, Mavros has a broad background on three continents involving the operations and sales of hotels and suite properties. Has held key management positions over a period of several years with the Westin Century Plaza Hotel in Los

Angeles, opened the Westin Philippine Plaza in Manila, was general manager of the Grande Bretagne Hotel in Athens, Greece, served as Vice President and General Manager of the Registry Hotel Corporation in Irvine and Universal City, California, served as Senior Vice President of California Hotels Corporation. Mavros is also a member or the University of Arizona Presidents Club, and holds a Certified Hotel Administrator designation from the Educational Institute of the American Hotel -Motel Association.

LEWIS ASMAKJIAN, 75, Graduate in business and financing with major in securities transactions and operations. Has been stockbroker since 1958 and worked as follows in the Securities Business: 1966, Toluca Pacific Securities Corporation, Manager, 1990 to 1995. H.J. Mayer and Company, Broker-Manager, 1975 to 1988. C.L., Mckinne, broker and manager, 1972 to 1975. G.L. Bisbak as manager, 1958 to 1972. Foreman and company as Securities Broker Manager, 1955 to 1958. J. Logan and Company as stockbroker manager. Specialist securities analyst, broker/dealer, underwriting, selling and purchase of stocks and bonds, License-CRD 2204 with approval granted in California National Association of Securities Dealers and New York Stock Exchange.

EXECUTIVE COMPENSATION

The following table sets forth all cash compensation paid or accrued including bonuses paid to accrued, to the following persons during 2006, for services rendered on all capacities to the company.

Number of Individual	Capacities in which	Cash
or Number in Group	served during 2006
None	None	None

The Company pays no compensation to trustees for services as trustee.

PRINCIPAL STOCKHOLDERS

Grand American Bank Trust owns approximately 60% of the Company's Class "A" common stock as of December 31, 2006.

Name and address of Beneficial	Number and Percent	Percent Before
Owner:	After Offer of Shares	Offering

Grand American Bank Trust	54,050,000 (1)	60%	54%
2205 Purple Majesty Count Las Vegas, NV 89117	Class "A" 7,900,000	10%	8%

Fernando Juan
2205 Purple Majesty Count Las Vegas, NV 89117	Class "A"

V.G. Kelly & D. Kelly Trust	3,130,933 (2)	3.5%	3.2%
936 West 21St Street Santa Ana, CA 92706	Class "A" 3,266,960 (3)	3.6%	3.3%

Joseph Witzman
5946 Soledad Mountain Road La Jolla, CA 92037 Forbes Family Trust	Class "A" 2,000,000 (2)	2.2%	2%
All Officers and Directors as a group 58,512 Class "A" or .00064%

(1) Purchase for cash equivalent
(2) Purchase by surrendering debt of the company.
(3) Purchase with cash and part given as gift.

CERTAIN TRANSACTIONS

The Company is authorized to issue 50,000,000 shares of no par value Class "B" shares. The Company gave authority to its Board of Directors to issue such Class "B" stock in one or more series, and to fix the number of shares in each series, and all designations, relative rights. Preferences and limitations of the stock issued in each series. As of April 13,Ferbuary 2006, the Board of Directors had exercised the authority granted.

The Company issued to Joseph Witzman 3,266,960 Class "B" common shares of no par value in exchange the cancellation of some of the Company debt and said Class "B" Common Shares were restricted shares that bear a ledgend and are subject to the provisions of Securities and Exchange Commission Rule 144. The holder of said securities has promised to abide by the restrictions of Securities and Exchange Commission Rule 144.

The Company also issued to Joseph Witzman 3,266,960 Class "A" common shares of $.003 par value in exchange of the cancellation of the balance of the Company debt and said Class "A" common shares were restricted shares that bear a ledgend and are subject to the provisions of Securities and Exchange Commission Rule 144.

The holders of Class "A" Equity Units have promised to abide by the restrictions invoked by the Securities and Exchange Commission Rule 144.

PLAN OF DISTRIBUTION

The Shares of Class "A" Unit are being offered on a "straight best efforts, no minimum basis" including, upon exercise of the option, the right to purchase Class "B" at a price of $6.00 per share. No person has agreed to take down or purchase any of the Shares and there can be no assurance that all Class "B" will be exercised.

A total of 5,000,000 Class "B" Units are being distributed to the Company's Offeree's of record, or for purchase of one Class "A" common stock under this offering as of the effective date of this Prospectus, at the rate of one for each four shares held of record, at a price of $6.00 per share.

The development of a trading market following the completion of this offering will be depend on broker-dealers in initiating quotations in interdealer quotation mediums, in maintaining a trading position, and in otherwise engaging in a market making activity in the Company's common stock. No brokerdealer has agreed to engage in such activities, and there is no assurance that any broad trading market for the Company's Common Stock will develop following the offering.

No prospectus has been given to any investor or potential investor.

DESCRIPTION OF SECURITIES

Equity Units

The Company's Declaration of Trust authorizes the issuance of 500,000,000 shares of Equity Units $.003 par value par share, of which 90,250,877 shares were distributed as of December 31, 2006.

Holders of shares of Equity Units are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of Equity Units have no cumulative voting rights. Holders of shares of Equity Units are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion, from funds legally available therefore. In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of Equity Units have no preemptive rights to purchase the Company' Equity Units. There are no conversion rights or redemption or sinking fund provisions with respect to the Equity Units. All off the outstanding shares of Equity Units are, and the shares offered by this Prospectus will be, fully paid and non-assessable.

Class "B" Equity Units

The Equity Units Purchase Class "B" (the Class "B") are to be issued in fully registered form. Class "B"will be distributed to each shareholder of record on the effective date of this Prospectus at the rate of one Class "B" for each four shares owned. The following discussion of the Warrants does not purport to be complete and is qualified in its entirety by references to the form of Class "B"copy of which is filed as an exhibit to the Registration Statement, see "Additional Information".

The holder of each Class "A" is entitled to purchase one share of Class "B" at an exercise price of $6.00, at any time until July 31, 2007 provided that at such time a current prospectus relating to the Equity Units is in effect and the is qualified for sale or exempt from qualifications under applicable state securities laws. The Class "B"are immediately transferable upon issuance. The Company may in its sole discretion reduce the exercise price or extend the exercise period for the Class "B" Equity Units.

The Class "B" may be exercised upon surrender of the certificate therefore on or prior to the expiration date at the offices of the company with the form of "Election to Purchase" on the reverse side of the certificate filled out and executed as indicated, accompanied by payment (in the from of a certified or cashier's check payable to the order of the Company) of the full exercise price for the number of being exercised.

No Class "B" have been issued as of the date of this offering.

The Class "B"contain provisions that protect the holders thereof against dilution by adjustment of the exercise price in certain events, such as stock dividends, stock splits, mergers, sale of substantially all of the Company's assets at less than market value, sale of stock at below market price, and for other unusual events (other than employee benefit and stock option plans for employees or consultants to the company.)

The holders of a Class "B" will not posses any rights as a stockholder of the Company unless and until he exercises a Equity Unit Class "B".

Other than as set forth, above, there are no options or Class "B" presently outstanding for shares of the Equity Units.

The transfer agent for the common stock and the warrant agent is Computershare Trust, Inc., P.O Box 1596, Denver, Colorado 80201.

The Company will extend the exercise period of the Class "B" to July 31, 2007 if such change is necessary to complete the sale of the Class "B" Equity Units.

Shares Eligible for Future Sale

Upon sale of 15,000,000 shares offered hereby, the Company will have outstanding 105,250,877 shares of all classes of the above shares only those shares sold in this offering by the Company and 17,367,800 currently publicly traded shares, will be freely tradeable without restriction under the Securities Act of 1933, as amended (the "Act "), unless acquired by "Affiliates" of the Company as that term is defined by the Act, following which such shares will be subject to resale restrictions but may be eligible for sale in the public market pursuant to Rule 144 wider the Act.

In general, under Rule 144 as currently in effect a person (or persons whose shares are aggregated) who has beneficially owned shares acquired privately or indirectly from the Company of from an Affiliate, for at least two years, or who is an Affiliate, is entitled to sell within any three month period an number of such shares that does not exceed the greater of 1% of the then outstanding shares of the Company's Equity Units or the average weekly trading volume in the Company's Equity Units during the four calendar weeks immediately preceding such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an Affiliate at any time during the 90 days preceding a sale, and who has beneficially owned restricted shares for at least three yeas, is entitled sell all such shares under Rule 144 without regard to the volume limitations, current public information requirements, manner of sale provisions, or notice requirements.

Sales of substantial amounts of the Equity Units of Company in the public market adversely affect prevailing market prices.

LEGAL MATTERS

The legality of the Shares offered hereby will be passed upon for the Company by the law firm of Hand & Hand, Dana Point, California.

EXPERTS

The audited financial statements included in this Prospectus and elsewhere in this Registration Statement, to the extent and for the period indicated in their reports, which appear elsewhere, have been audited by Luis Hidalgo, Jr., CPA. Company, certified public accountants and are included herein reliance upon the authority of such firm as experts in giving said reports.

MINERALS MINING CORPORATION
FINANCIAL DATA
Report of Luis R. Hidalgo, CPA
Audited financial statements

Consolidated balance sheets as of December 31, 2005 and October 31, 2006 audited.

Audited financial

MINERALS MINING CORPORATION AUDIT REPORT

DECEMBER 31, 2005 AND OCTOBER 31, 2006 INDEX,

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders
Minerals Mining Corporation Colorado

I have audited the accompanying balance sheets of Minerals Mining Corporation as of December 31, 2005 and October 31, 2006 and the related statement of income and retained earnings for the year then ended December 31, 2006. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. These standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, except as stated in the following paragraphs, the balance sheet and income statement referred to above present fairly, in all material respects, the financial position of Minerals Mining Corporation as of December 31, 2006 and the statement of income for the year then ended in conformity with generally accepted accounting principles.

I as unable to prepare the statement of cash flows or the year ended December 31, 2006 because management did not provide me with the details of cash receipts and disbursements.

I was unable to apply the appropriate audit procedures to the following accounts because management did not provide me the backups or supporting documents from China Gold Mining Group Company accounts receivable, rental receivable past due, fixed assets, deferred taxes, other liabilities, reserve funds, enterprise expansion fund, operating revenues, operating expenses, and general and administrative expense.

/S/ LUIS R. HIDALGO, Jr.
Certified Public Accountant

MINERALS MINING CORPORATION
BALANCE SHEETS
December 31, 2006 and December 31, 2005

	2006	2005
	(Dollars in thousands)
ASSETS
Cash	4,449
Gold in storage		27.317
Cash equivalents	122,301
Accounts Receivable-net	X20,325

Deferred charges and other assets
Deferred mining exploration costs and
Deferred operating expenses	$4,813	$4,813
Property and equipment-net	$17
Proven Reserves
Gold-net of estimated mining costs	$1,171,000	$2,032,380
Silver	$91,200	$112,955

Deferred Taxes	$43
Unamortized exchange loss	$504
Total assets	$2,414,653	$2,177,465

LIABILITIES AND STOCKHOLDERS' EQUITY

Loans payable	$23,761
Accrued expenses	$9,955
Other payables	$748
Common Stock, Class "A" $0.003 par value
Authorized shares-500,000,000
Issued and outstanding-90,028,877
In 2006 and 2005	$271	$271
on stock, Class "B" no par value,
with a stated value of $1.00 per share
Authorized shares-50,000,000
In 2006 and 2005	$5,266	$5,266

MINERALS MINING CORPORATION
STATEMENT OF INCOME AND RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2006

(Dollars in Thousands)	2006
Operating Revenues	$0
Operating Expenses	$1,711
General and administrative expenses	$2.772
Operating Loss	$(4,483)
Loss on exchange	$(5,016)
Net Loss	$(9,499)
Retained Earnings, beginning	$(9,885)
Retained Earnings, ending	$(19,384)

See accompanying notes to Financial Statements

MINERALS MINING CORPORATION
NOTES TO FINANCIAL STATEMENTS
December 31, 2006

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICES:

Description of Business-The Company is engaged in the mining development in the United States, Since October 22, 1974, the Company has owned and operated thirty-nine (39) mines and one (1) mill site at Quincy, Plumas County, California, and is engaged in the exploration of said mines for the production of preduction of precious metal like gold and silver.

Development Costs- The Company will not capitalize property taxes on its mining properties until the mines are ready for operation and development.

2. DEFERRED CHARGES AND OTHER ASSETS:

(In Thousand Dollars)
This consists of:
Deferred Mining Exploration Costs	$3,253
Deferred mining exploration costs were incurred in
Prior years with the amounts being estimated based
On the prevailing cost of mining exploration at that
Time due to the absence of supporting documentation
On April 13,2006, the company issued shares of stocks
Valued at $3,252,669 to pay for its obligations
Arising thereto.
Deferred Operating Expenses
Related to additional sale of Common "A"shares	$1,479
Prior years expenses	81

Total Operating Expenses	$1,560

Total Deferred Charges and Other Assets	$4,813

3. RELATED PARTY TRANSACTIONS:

Grand American Bank Trust owns approximately 60% of the Company's Class "A" common stock as of December 31, 2006.

4. PROVEN GOLD AND SILVER RESERVE:

The process of estimating mineral reserves is very complex, requiring significant subjective decision in the evaluation of available geological, engineering, and economic data for each reserve. The date for a given reserve may change substantially over time as a result of additional development activity, production under varying economic conditions, etc.

Consequently, material revision to the existing reserve estimates may occur in the future. Although, every reasonable effort was made to ensure that the reserve estimates reported represent the most accurate assessment possible, the significance of the subjective decision required, the variances in the available data for various reserves, make these estimates generally less precise than other estimates in connection with financial disclosure. Proven reserves are estimated quantities of gold and silver which geological engineering data demonstrate, with reasonable certainty, to be recoverable in future years from know reserves under existing economic and operating conditions.

Stickel and Associates, independent consultants in applied geology, geophysics and engineering, has estimated 7,000,000 troy ounces of gold and 19,000,000 troy ounces of silver. The values of these reserves based on average market prices as of December 31, 2006 and December 31, 2005 are as follows:

(Dollars in Thousands)

		12-31-06	12-31-05

Gold:	7,000,000 troy ounces @$293/troy ounce @$290.34/troy ounce	$1,171,000	$2,032,380
Silver :	Net of estimated mining cost 19,000,000 troy ounce @$4.80/troy ounce	$91,200
	@55.94/troy ounce		$112.955
		$1,262,200	$2,145,335

The above figures were also shown in the balance sheet at December 31, 2006 and 2005. The 2005 figures are stated at gross amounts because management was unable to furnish me the estimated costs of mining.

5. STOCKHOLDERS' EQUITY:
The Company is authorized to issue 50,000,000 shares of no par value Class "B" shares. The Company gave authority to its Board of Directors to issue such Class "B"in one or more series, and to fix the number of shares in each series, and all designations, relative rights, preferences and limitations of the stock issued in each series. As of June 19, 2006, the Board of Directors has exercised the authority granted.

6. CONTINGENCIES; The Company is not involved in any legal proceeding which is considered to be ordinary routine litigation incident to its business.

7. CHANGE OF NAME;
The name of the Company was changed from Continental Wellness Resort Co. Ltd. To Minerals Mining Corporation The Company adopted a revised trust indenture discontinuing its real estate investment trust status. On February 6, 2007 the Company formally announced and merged with China gold mining group.

8. CASH:

Cash consists of:	Dollars in Thousands
Cash on hand	$20.
Cash in bank	4.447

Total	$4,339

9. CASH EQUIVALENTS:

This consists of:
Negotiable Warehouse Receipt No. 929 from Grand American Bank Trust dated December 9, 1998 with a value of $22,300,816

SIGNATURES

Filings Made by the Registrant:

The Registrant has duly caused this form to be signed on its behalf by the undersigned.

Minerals Mining Corporation

Dated: November 19, 2007	By:	/s/ Fernando L.S. Juan
Name: Fernando L.S. Juan
Title: CEO